NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 14, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 2, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the exchange offer and merger agreement between MuleSoft, Inc. and Malbec Acquisition Corp., a wholly owned subsidiary of salesforce.com, inc., which became effective before the open on May 2, 2018, each Class A Common Stock of MuleSoft, Inc. not previously tendered was converted into USD 36.00 and 0.0711 of a share of common stock of salesforce.com, inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 2, 2018.